Exhibit 99.2

Green Plains Completes Sale of Fleischmann’s Vinegar to Kerry Group

OMAHA, Neb., Nov. 28, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that it has completed the previously announced stock purchase agreement with Kerry Group to sell the Fleischmann’s Vinegar Company, Inc. for $353.9 million in cash, including net working capital and other adjustments.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Inc. Contact:

Jim Stark | Vice President Investor & Media Relations | Tel: 402.884.8700 | email: jim.stark@gpreinc.com

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